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                                                                    EXHIBIT 12.1

                        STATEMENT RE COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES

                            REEBOK INTERNATIONAL LTD.

                             (Amounts in Thousands)


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


                                                               DECEMBER      DECEMBER
                                                                 2002          2001
                                                               --------      ---------
Earnings
  Pretax Income ..........................................     $192,098      $151,026
  Add:
    Interest on indebtedness .............................       23,848        30,982
    Amortization of debt discount and issuance costs .....          441           393
    Portions of rent representative of the interest factor       19,393        18,480
                                                               --------      --------
Income as adjusted .......................................     $235,780      $200,881
                                                               ========      ========

Fixed Charges

  Interest on indebtedness ...............................     $ 23,848      $ 30,982
  Amortization of debt discount and issuance costs .......          441           393
  Portions of rent representative of the interest factor .       19,393        18,480
                                                               --------      --------
Fixed charges ............................................     $ 43,682      $ 49,855
                                                               ========      ========
Ratio of earnings to fixed charges .......................         5.40          4.03
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